Exhibit 99.1

Crocs, Inc. Reports 2011 First Quarter Financial Results

First Quarter Revenue Increased 35.9% to a First Quarter Record $226.7 Million

First Quarter Diluted EPS Increased 242.9% to $0.24

NIWOT, Colo.--(BUSINESS WIRE)--April 28, 2011--Crocs, Inc. (NASDAQ: CROX) today reported financial results for the first quarter ended March 31, 2011.

Revenue for the first quarter of 2011 increased 35.9% to $226.7 million compared to revenue of $166.9 million reported in the first quarter of 2010. Net income for the first quarter of 2011 increased 276.1% to $21.5 million, or $0.24 per diluted share compared to net income of $5.7 million, or $0.07 per diluted share in the first quarter 2010.

John McCarvel, President and Chief Executive Officer, stated: “We were very pleased to achieve record first quarter sales along with significantly improved earnings over the year ago period. The contributions to our recent performance have been broad based and reflect the positive benefits of our multi-channel and international business model. In 2011, we have experienced solid demand for our products led by several new collections throughout each of our geographic regions. The collaborative efforts of our sales, marketing and merchandising teams is visible in our retail stores, at our wholesale accounts and on the internet, and is helping transform Crocs into a year round footwear brand. After a strong start to the year we head into our peak selling season with positive momentum and a clear strategy in place to capitalize on the many opportunities in front of us.”

Year-over year first quarter changes in the Company’s channel revenue streams were as follows:

  Wholesale sales increased 36.9% to $164.6 million;
  Retail sales increased 32.5% to $45.5 million;
  Internet sales increased 35.3% to $16.7 million.

Year-over year first quarter changes in the Company’s regional revenue streams were as follows:

  Americas increased 35.0% to $100.2 million;
  Asia increased 32.8% to $72.6 million;
  Europe increased 42.5% to $53.8 million.

Gross profit for the first quarter of 2011 increased 37.5% to $119.2 million, or 52.6% as a percentage of sales, from $86.7 million, or 52.0% of sales in same period last year. Selling, General, & Administrative expenses (including foreign exchange, restructuring, impairment, and charitable contributions) increased 17.7% to $91.0 million versus $77.3 million a year ago. As a percentage of sales, SG&A decreased to 40.1% from 46.3% in the first quarter of 2010.

Balance Sheet

Cash and cash equivalents at March 31, 2011 increased 114.7% to $115.5 million compared to $53.8 million at March 31, 2010. Inventories at March 31, 2011 were $153.8 million, up from $107.2 million at March 31, 2010. The increase in inventories at March 31, 2011 was primarily attributable to the global growth in wholesale orders and the increase in company-operated retail stores. The Company ended the first quarter of 2011 with accounts receivable of $123.0 million compared to $97.4 million at March 31, 2010.

Guidance

For the second quarter of 2011, the Company expects revenue of approximately $280 million, a 23% increase over second quarter 2010. The Company expects diluted earnings per share for the second quarter 2011 to be approximately $0.43.

Conference Call Information

A conference call to discuss Crocs’ first quarter 2011 financial results is scheduled for today (April 28, 2011) at 5:00 PM Eastern Time. A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed. If you do not have Windows Media Player, go to www.earnings.com prior to the call, where you can download the software for free.

About Crocs, Inc.

A world leader in innovative casual footwear for men, women and children, Crocs, Inc. (NASDAQ: CROX), offers several distinct shoe collections with more than 250 styles to suit every lifestyle. As lighthearted as they are lightweight, Crocs(TM) footwear provides profound comfort and support for any occasion and every season. All Crocs(TM) branded shoes feature Croslite(TM) material, a proprietary, revolutionary technology that produces soft, non-marking, and odor-resistant shoes that conform to your feet.

Crocs(TM) products are sold in 90 countries. Every day, millions of Crocs(TM) shoe lovers around the world enjoy the exceptional form, function, versatility and feel-good qualities of these shoes while at work, school and play.

Visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but not limited to, statements regarding future revenue, margin and earnings; backlog and future orders; expansion of our business; and product diversification. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; our ability to open and operate additional retail locations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,
($ thousands, except per share amounts)	2011	2010

Revenues	$226,708	$166,852
Cost of sales	107,502	80,148
Gross profit	119,206	86,704
Selling, general and administrative expenses	88,614	74,778
Foreign currency transaction losses (gains), net	1,315	(292)
Restructuring charges	-	2,539
Asset impairment	32	141
Charitable contributions expense	997	143
Income (loss) from operations	28,248	9,395
Interest expense	188	129
Gain on charitable contributions	(257)	(84)
Other (income) expense	328	241
Income (loss) before income taxes	27,989	9,109
Income tax (benefit) expense	6,485	3,392
Net income (loss)	$21,504	$5,717
Net income (loss) per common share:
Basic	$0.24	$0.07
Diluted	$0.24	$0.07

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,	March 31,
($ thousands, except number of shares)	2011	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$115,499	$145,583	$53,800
Accounts receivable, net of allowance for doubtful accounts of $12,613 and $10,249 and $9,555, respectively	123,022	64,260	97,421
Inventories	153,844	121,155	107,183
Deferred tax assets, net	13,372	15,888	7,352
Income tax receivable	7,845	9,062	11,467
Other receivables	15,039	11,637	12,337
Prepaid expenses and other current assets	15,096	13,429	13,420
Total current assets	443,717	381,014	302,980

Property and equipment, net	69,455	70,014	68,054
Intangible assets, net	46,232	45,461	38,597
Deferred tax assets, net	34,862	34,711	18,484
Other assets	19,121	18,281	19,151
Total assets	$613,387	$549,481	$447,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$68,141	$35,669	$56,187
Accrued expenses and other current liabilities	61,680	59,049	47,955
Accrued restructuring charges	293	439	3,638
Deferred tax liabilities, net	15,242	17,620	10
Income taxes payable	18,050	23,084	8,923
Note payable, current portion of long-term debt and capital lease obligations	7,305	1,901	1,366
Total current liabilities	170,711	137,762	118,079

Deferred tax liabilities, net	1,111	847	2,058
Long-term income tax payable	30,498	29,861	27,707
Other liabilities	4,896	4,905	5,582
Total liabilities	207,216	173,375	153,426

Commitments and contingencies

Stockholders’ equity:
Preferred shares, par value $0.001 per share, 5,000,000 shares authorized, none outstanding.	-	-	-
Common shares, par value $0.001 per share, 250,000,000 shares authorized, 88,941,335 and 88,410,942 shares issued and outstanding, respectively, at March 31, 2011 and 88,600,860 and 88,065,859 shares issued and outstanding, respectively, at December 31, 2010 and 86,297,253 and 85,704,194 shares issued and outstanding, respectively, at March 31, 2010.	89	88	86
Treasury stock, at cost, 530,393 and 535,001 and 593,059 shares, respectively.	(21,788)	(22,008)	(25,344)
Additional paid-in capital	281,166	277,293	268,757
Retained earnings	111,385	89,881	27,872
Accumulated other comprehensive income	35,319	30,852	22,469
Total stockholders’ equity	406,171	376,106	293,840
Total liabilities and stockholders’ equity	$613,387	$549,481	$447,266

CONTACT:
Investor:
ICR, Inc.
Brendon Frey, 203-682-8200
brendon.frey@icrinc.com
or
Media:
Crocs, Inc.
Shelley Weibel, 303-848-7000
sweibel@crocs.com